EXHIBIT 99.2

To assist investors in assessing 1Q25 results, the following disclosures have been made available in the 8-K filing :
1Q25 INVESTOR RELATIONS DATA SUMMARY (PAGE 1 of 1)

Effective Income Tax Rate	1Q25	4Q24	3Q24	2Q24
Effective Income Tax Rate, %	34%	24%	35%	34%

Common Shares Outstanding, millions	1Q25	4Q24	3Q24	2Q24
At quarter end	4,310	4,353	4,395	4,443
Weighted-average - assuming dilution	4,372	4,413	4,462	4,317

Upstream Volume Driver Analysis, koebd	1Q25 vs 4Q24	1Q25 vs. 1Q24
Prior Period	4,602	3,784
Entitlements - Price / Spend / Other	17	4
Government Mandates	(4)	(4)
Divestments	(69)	(122)
Growth / Other	5	889
Current Period	4,551	4,551

Upstream Realization Data	1Q25	4Q24	3Q24	2Q24
United States
ExxonMobil
Crude ($/b)	69.41	67.58	72.94	79.00
Natural Gas ($/kcf)	3.38	2.09	1.16	1.04

Marker Benchmarks
WTI ($/b)	71.46	70.35	75.19	80.73
Henry Hub ($/mbtu)	3.65	2.79	2.15	1.89

Non-U.S.
ExxonMobil
Crude ($/b)	68.12	67.58	73.07	77.60
Natural Gas ($/kcf)	10.17	10.77	10.13	9.73

Marker Benchmarks
Brent ($/b)	75.66	74.69	80.18	84.94
TTF ($/mbtu)	14.64	12.77	11.35	9.28

The above numbers reflect ExxonMobil’s current estimate of volumes and realizations given data available as of the end of the first quarter of 2025. Volumes and realizations may be adjusted when full statements on joint venture operations are received from outside operators. ExxonMobil management assumes no duty to update these estimates.

Product Solutions Marker Benchmark Data	1Q25	4Q24	3Q24	2Q24
Energy Products
Indicative Refining Margin ($/b)	11.5	9.5	10.5	15.1

Chemical Products
North American Polvethylene ($/T)	879	842	907	896
Asia Pacific Polyethylene ($/T)	856	886	895	911
Asia Pacific LVN ($/T)	658	652	672	688
USGC Ethane ($/T)	202	162	117	142

The above markers reflect the average prices from the quarter. Indicative Refining Margin, NA PE, AP PE, AP LVN, and USGC Ethane from Platts, part of S&P Global Commodity Insights. NA PE, AP PE, AP LVN, and USGC Ethane historical prices were updated to reflect simple averages. Marker associated sensitivities developed for forward-looking analysis and in relation to full-year results. For any given period, the accuracy of the earnings sensitivity will be dependent on the price movements of individual types of crude oil, natural gas, or products, results of trading activities, project start-up timing, maintenance timing, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices only provide broad indicators of changes in the earnings experienced in any particular period. Refer to "Modeling Toolkit" tab on the Investor Relations page of our website at www.exxonmobil.com for more information.